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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the prospectus which is a part of the Registration Statement on Form S-8 (the "Registration Statement") pertaining to the shares of common stock of Internet Law Library, Inc. (the "Company") and to the incorporation by reference in the Registration Statement of our report dated September 16, 1999 with respect to the Consolidated Financial Statements of the Company from November 30, 1998 (date of inception) to June 30, 1999 and our report dated August 13, 1998 with respect to the Financial Statements of Planet Resources, Inc. as of June 30, 1998, each of which is included in the Company's Annual Report on Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

/s/ HARPER & PEARSON COMPANY

Harper & Pearson Company

Houston, Texas
December 29, 1999

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CONSENT OF INDEPENDENT AUDITORS